Exhibit T3E(1)
                                                                  --------------

OFFERING CIRCULAR
September ___, 2004
                                   $20,000,000
                                  [NIBCO logo]

                                   NIBCO INC.
                                OFFER TO EXCHANGE
                                  COMMON STOCK
                     FOR UNSECURED, SUBORDINATED DEBENTURES

        NIBCO INC. (the "Company") hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange with holders of the shares of its Common Stock (the "Common Stock") its subordinated debentures up to a maximum principal amount of $20,000,000 ("Subordinated Debentures" or "Debentures") at the price of $_______ per share of Common Stock (the "Exchange Price"). The Exchange Price is equal to the Appraised Price per share of Common Stock, determined in accordance with Section 6.06(e) of the Company's Articles of Incorporation (the "Appraised Price") as of June 30, 2004.

        The Exchange Offer is available to all holders of Common Stock and is subject to the other terms and conditions described herein, except that shares of Common Stock allocated to participant accounts under the NIBCO INC. Employee Stock Ownership Plan (the "ESOP") are not eligible to be tendered in the Exchange Offer. Shareholders who elect to participate in the Exchange Offer must tender a minimum of 50 shares, except that shareholders who own fewer than 50 shares may participate in the Exchange Offer if they tender all of their shares. The Exchange Offer will expire at the close of business on October 30, 2004, unless sooner terminated by the Company. Tenders are irrevocable absent consent of the Company or any suspension of the Exchange Offer.

        The Subordinated Debentures are unsecured and subordinated obligations of the Company, and are transferable, without the Company's prior written consent, only upon death or by operation of law. The Debentures will be issued as of November 1, 2004, or if later, the first business day following the closing of the Exchange Offer, or as soon as practicable thereafter, in respect of shares validly tendered and accepted for exchange by the Company. Interest on each Subordinated Debenture is payable monthly on the last day of each month ("Interest Payment Date") until that Debenture is paid in full. Principal is payable in one lump sum at maturity. Any Debenture which has been outstanding for at least 5 years may be redeemed in whole or in part at the option of the Company on any Interest Payment Date at 100% of the principal amount to be redeemed plus accrued interest. Payment of principal on the Debentures may be accelerated upon the occurrence of Events of Default described in the Trust Indenture between the Company and The Bank of New York Trust Company, N.A. dated July 27, 2004.

        The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9) thereof. The Company will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Common Stock. Regular employees of the Company, however, may solicit tenders and will answer inquiries concerning the Exchange Offer without being additionally compensated therefore. Tendering holders of Common Stock will not be obligated to pay brokerage commissions or fees.

        Neither the Exchange Offer nor the Subordinated Debentures have been approved or disapproved by the Securities and Exchange Commission or any state securities regulator, nor has the Commission passed upon the accuracy or adequacy of this Offering Circular. Any representation to the contrary is unlawful.

        The date of this Offering Circular is September ___, 2004.

                                TABLE OF CONTENTS

Section                                                                   Page
-------                                                                   ----
EXCHANGE OFFER SUMMARY.......................................................1
THE EXCHANGE OFFER...........................................................1
    Security Offered.........................................................1
    Features of the Subordinated Debentures..................................1
    Shareholder Eligibility..................................................2
    Minimum Tender...........................................................2
    Conditions to Acceptance.................................................2
    How to Tender............................................................2
    Federal Tax Consequences.................................................3
RISK FACTORS.................................................................3
THE COMPANY..................................................................4
PURPOSES AND EFFECT OF THE EXCHANGE OFFER....................................4
THE EXCHANGE OFFER...........................................................4
    Basis for the Exchange...................................................4
    Expiration of the Exchange Offer.........................................5
    How To Tender............................................................5
    Withdrawal Rights........................................................6
    Acceptance of Tendered Common Stock; Delivery of Subordinated
          Debentures.........................................................6
    Dividends Payable........................................................7
    Eligibility to Participate in Exchange Offer.............................7
    Minimum Tender Required..................................................7
    Conditions to Exchange Offer.............................................7
    Payment of Expenses......................................................9
    Other Company Purchases During Exchange Offer............................9
COMPARISON OF SECURITIES.....................................................9
    Common Stock.............................................................9
    The Subordinated Debentures.............................................11
FEDERAL TAX CONSEQUENCES....................................................17
    Federal Income Tax Consequences.........................................17
EXPERTS.....................................................................22

                             EXCHANGE OFFER SUMMARY

        The following is a brief summary of certain features of the Exchange Offer and other matters. This summary is not intended to be complete and is qualified in its entirety by the detailed information hereinafter set forth or incorporated herein by reference.

                               THE EXCHANGE OFFER

Security Offered

        Subordinated Debentures, $20,000,000 aggregate principal amount, are being offered to each holder of the Company's Common Stock (the "Common Stock") in exchange for shares of Common Stock, except that shares of Common Stock allocated to participant accounts under the NIBCO INC. Employee Stock Ownership Plan (the "ESOP") are not eligible to be tendered. The principal amount of Subordinated Debentures issued in exchange for each share of Common Stock tendered will be equal to $______ (the "Exchange Price"). The Exchange Price is equal to the "Appraised Price" per share of Common Stock as of June 30, 2004, determined in accordance with Section 6.06(e) of the Company's Amended and Restated Articles of Incorporation.

Features of the Subordinated Debentures

        The Debentures are Issued in Exchange for Common Stock. The Debentures will be issued upon the closing of the Exchange Offer, in respect of shares of Common Stock tendered and accepted for exchange, under a Trust Indenture between the Company and The Bank of New York Trust Company, N.A. ("Trustee"), dated July 27, 2004.

        The Debentures are Subordinated. The Debentures are subordinate and junior in right of payment to other debts of the Company for borrowed money.

        The  Debentures  are  Unsecured.   The  Debentures  are  unsecured  debt
obligations of the Company and will not be secured by any security interest, mortgage or pledge of any of the Company's assets.

        Interest. Interest is payable at either a fixed rate or a variable rate, as determined by the initial holder of each Debenture prior to issuance. The variable rate shall never exceed 10% per annum. If the variable rate is selected, interest will be adjusted on the first day of every calendar quarter. Interest on the Debentures is payable on the last day of each month following issuance, or the next succeeding business day if the last day of any month is a Saturday, Sunday, legal holiday or day on which banking institutions in Indianapolis, Indiana are authorized by law to close (an "Interest Payment Date").

        Principal. The principal of each Debenture is payable in full in one lump sum at maturity. Maturities of all Debentures will occur on the last day of a month, and maturities will be five (5) years, seven (7) years or ten (10) years (plus the remaining part of the month during which a Debenture is issued), as selected by the original holder of each Debenture.

        Transfer is Restricted. Without the prior written consent of the Company, the Debentures are nontransferable except by will, the laws of descent and distribution, or otherwise by operation of law.

        Right of Redemption at Company's Option. Any Debenture which has been outstanding for at least five (5) years is subject to prepayment or redemption on any Interest Payment Date, in whole or in part, at the option of the Company at 100% of the principal amount to be redeemed plus accrued interest.

        Expiration. The Exchange Offer will expire at the close of business on October 30, 2004, unless sooner terminated by the Company.

        Denominations. The Debentures will be issued in denominations of $.01 or integral multiples thereof.

Shareholder Eligibility

        The Exchange Offer is available to all holders of Common Stock except that shares of Common Stock allocated to participant accounts under the ESOP are not eligible to be tendered in the Exchange Offer.

Minimum Tender

        A shareholder must tender at least 50 shares of Common Stock to participate in the Exchange Offer, except that shareholders who own fewer than 50 shares of Common Stock may participate by tendering all, but not less than all, of their shares.

Conditions to Acceptance

        The Company may refuse to accept shares of Common Stock and to issue Debentures in exchange therefore or may terminate the Exchange Offer if certain events occur, such as material changes in the Company's business or financial affairs or in the capital markets, changes in the law or the existence of an action or proceeding with respect to the Company.

        In the event the Exchange Offer is oversubscribed, the Company will accept shares from any holders of 50 or fewer shares of Common Stock, and then it will accept shares tendered for exchange by other shareholders on a pro rata basis.

How to Tender

        A holder of Common Stock wishing to accept the Exchange Offer must complete and submit the accompanying Letter of Transmittal, including the Substitute W-9 Form, and also submit certificates representing shares of tendered Common Stock, and any other required documents before the closing and termination of the Exchange Offer. See the accompanying Letter of Transmittal for additional details.

Federal Tax Consequences

        The receipt of Subordinated Debentures in exchange for Common Stock pursuant to the Exchange Offer will be treated as an exchange, not a dividend, upon which gain or loss will be recognized, so long as the exchange meets certain requirements which are described in detail in the section titled, "FEDERAL TAX CONSEQUENCES" below. If these requirements are met, shareholders who exchange shares for Debentures pursuant to the Exchange Offer may defer the tax on the gain until payment of principal on the Debentures. Interest payments received on the Debentures will be taxed as ordinary income.

                                  RISK FACTORS

        The Debentures are Unsecured and Subordinated to the Company's Senior Debt. Since the Debentures are unsecured and rank junior to the Company's Senior Debt (as defined below in the Section titled "COMPARISON OF SECURITIES--The Subordinated Debentures--Subordination"), the Company is not permitted to make payments of principal and interest on the Debentures if there is a default on Senior Debt which occurs and is continuing and which allows the holders of Senior Debt to accelerate maturity of the Senior Debt, or if the default is the subject of a legal proceeding. In the event of liquidation, dissolution, bankruptcy, insolvency or similar proceedings, the Company must pay the Senior Debt in full in cash before paying on the Debentures and, therefore, the Company may have insufficient assets to pay the Debentures. None of the Company's assets are pledged to secure payment on the Debentures.

        The Debentures are Not Freely Transferable. Without the prior written consent of the Company, the Debentures may not be transferred or sold, except upon the death of the holder (by will or the laws of descent and distribution) or by operation of law. Therefore, unlike the shares of Common Stock, which can be sold to the ESOP or a third party subject to the Company's right of first refusal or sold to the Company pursuant to the Put Option (as defined below in the section titled "COMPARISON OF SECURITIES--Common Stock--Right of First Refusal; Put Option"), the Debentures must generally be held to maturity.

        Demands on Cash Flow. Pursuant to the Put Option in the Company's Amended and Restated Articles of Incorporation, during two semi-annual periods the Company is required to purchase shares of Common Stock at their fair market value from holders who so request, provided the Company has legally available funds therefor and the purchase will not, in the Company's judgment, jeopardize the Company's ability to continue as a going concern or to receive an unqualified opinion from its auditors on its financial statements, has not purchased in the aggregate during the year beginning March 1 and ending on the last day of February in excess of 3% of the number of shares of Common Stock outstanding and the ESOP is not a viable buyer. See "COMPARISON OF SECURITIES--Common Stock--Right of First Refusal; Put Option."

                                   THE COMPANY

        NIBCO INC., an Indiana corporation, and its consolidated subsidiaries, are engaged in the manufacture and sale of a wide variety of fittings, valves and related products designed to control fluids in residential, industrial and commercial applications. The Company's Annual Report for fiscal 2003 has previously been delivered to NIBCO shareholders. In the interest of cost savings, the Company is not mailing duplicate copies of the Annual Report along with this Offering Circular. Instead shareholders may contact the Company at the address and phone number below to request a copy. The 2003 Annual Report is incorporated herein by this reference. The Annual Report includes consolidated audited financial statements of the Company and its subsidiaries as of and for the three years ending December 31, 2003, and management's discussion and analysis of financial position and results of operations for such periods. The Company's quarterly report for the quarter ending June 30, 2004 accompanies this Offering Circular and is also incorporated herein by reference.

                                   NIBCO INC.
                             1516 Middlebury Street
                             Elkhart, Indiana 46516
                          Attention: Investor Relations
                                 (574) 295-3353

                    PURPOSES AND EFFECT OF THE EXCHANGE OFFER

        On July 27, 2004, the Board of Directors authorized the Company to propose the Exchange Offer in order to provide the holders of Common Stock with an alternative investment option. Common holders who exchange their shares of Common Stock for Debentures can expect to receive higher regular income from the investment in the form of monthly interest payments than they could expect to receive as cash dividends on the shares of Common Stock. The Put Option will not apply to Debentures, and Debenture holders will not be entitled to require the Company to redeem Debentures prior to maturity.

        Shareholders who tender shares pursuant to the Exchange Offer under circumstances giving rise to capital gain treatment should be able to defer the tax on the gain until payment of the principal on the Debentures, a tax deferral that would not be available as a result of a cash repurchase of the shares pursuant to the Put Option. See "FEDERAL TAX CONSEQUENCES."

        The effect of the Exchange Offer on the Company's financial condition will be to increase its debt and reduce shareholders' equity proportionately.

                               THE EXCHANGE OFFER

        NIBCO INC. (the "Company") hereby offers, upon the terms and conditions set forth herein and in the accompanying Letter of Transmittal, to exchange with holders of its Common Stock the Subordinated Debentures offered hereby, but not to exceed an aggregate principal amount of the Subordinated Debentures of $20,000,000.

        Tendering holders of Common Stock will not be obligated to pay brokerage
commissions   or  fees  with  respect  to  the  exchange  of  Common  Stock  for
Subordinated Debentures pursuant to the Exchange Offer.

Basis for the Exchange

        Each share of Common Stock properly tendered and accepted shall entitle the tendering shareholder to receive a principal amount of Subordinated Debentures equal to $________ per share of Common Stock, which is equal to the Appraised Price of the Common Stock determined in accordance with Section 6.06(e) of the Company's Amended and Restated Articles of Incorporation. See "PURPOSES AND EFFECT OF THE EXCHANGE OFFER" above.

Expiration of the Exchange Offer

        The Exchange Offer will expire at the close of business on October 30, 2004, unless sooner terminated by the Company. The Company has the right to terminate the Exchange Offer pursuant to certain conditions and to amend the Exchange Offer. See "Conditions to Exchange Offer" below. Termination or any amendment will be followed as promptly as is practicable by public announcement thereof. Without limiting the manner in which the Company may choose to make such public announcement, the Company shall not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to The Wall Street Journal or PR Newswire.

How To Tender

        For a holder of Common Stock to duly tender shares of Common Stock pursuant to the Exchange Offer, certificates representing tendered shares, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other required documents, must be transmitted to and received by the Company prior to termination of the Exchange Offer at the following address: NIBCO INC., 1516 Middlebury Street, Elkhart, Indiana 46516, Attention: Investor Relations.

        Tendering holders of Common Stock are required under Federal income tax law to provide the Company with a correct Taxpayer Identification Number on Substitute Form W-9 which is included, together with instructions, with the Letter of Transmittal. Failure to properly complete such information may result in rejection of the tender. Failure to complete and return Substitute W-9 may also result in backup withholding of 28% on interest payments with respect to the Subordinated Debentures.

        The Company will accept Common Stock tendered by giving notice thereof to the Trustee.

        Tenders shall be made by mail; registered mail with return receipt requested, properly insured, is recommended. The method of delivery of Common Stock and all other required documents is at the election and risk of the owner.

        All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders not in proper form or the acceptance of which would, in the opinion of the Company's counsel, be unlawful. The Company also reserves that absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in a tender of any Common Stock. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final. No tender of Common Stock will be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither the Company nor the Trustee nor any other person shall be under any duty to give notification of any defects or irregularities in tenders nor shall any of them incur any liability for failure to give such notification.

Withdrawal Rights

        All tenders duly and validly made are irrevocable and may not be withdrawn unless (i) the Company consents, which consent may be withheld, with or without cause, in the sole discretion of the Company; or (ii) the Exchange Offer is suspended or terminated (see "Conditions to Exchange Offer" below). No withdrawal may be effected after the closing of the Exchange Offer and acceptance by the Company of the tender in the manner described herein. Any request for withdrawal, to be effective, must be received in writing by the Company, at the address listed above for reception of Letters of Transmittal, on a timely basis. Any notice of withdrawal must specify the name of the person or persons having deposited the Common Stock to be withdrawn, the name(s) in which Common Stock is registered if different than that of the tendering Common Stock holder and the number of shares to be withdrawn. All questions as to validity, form and eligibility, including time of receipt, of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. No notice of withdrawal will be deemed to have been properly made until all defects and irregularities have been cured or waived by the Company upon the termination and closing of the Exchange Offer. Any Common Stock effectively withdrawn will be deemed not to have been duly tendered for purposes of the Exchange Offer.

        Neither the Company, the Trustee nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Common Stock effectively withdrawn may thereafter be retendered in the manner described above.

Acceptance of Tendered Common Stock; Delivery of Subordinated Debentures

        Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Common Stock validly tendered and not withdrawn will be made as promptly as is practicable by the Company upon the termination of the Exchange Offer. The Company shall be deemed to have accepted for exchange validly tendered Common Stock when, as and if the Company has given oral or written notice thereof to the Trustee. Tendered Common Stock not accepted for exchange by the Company, because of an invalid tender, termination of the Exchange Offer, or for any other reason, will be returned without expense to the tendering shareholder as promptly as practicable. Any share accepted for exchange may be held by the Company as Treasury Stock or may be cancelled, as the Company in its sole discretion determines.

        Delivery of Subordinated Debentures in exchange for Common Stock tendered will be made by the Trustee as promptly as is practicable after acceptance of the tender by the Company and the closing of the Exchange Offer, but only after receipt by the Company of such certificates of Common Stock, properly completed and duly executed Letters of Transmittal and any other required documents.

        Subordinated Debentures issued in exchange for Common Stock will be mailed to the tendering shareholder at his address as it appears on the books of the Company, or as otherwise indicated by the tendering shareholder in the "Delivery Instructions" section of the Letter of Transmittal.

        In the event that the Exchange Offer is oversubscribed, the Company will accept shares from any holders of 50 or fewer shares of Common Stock first, and then it will accept shares tendered for exchange by other shareholders on a pro rata basis.

Dividends Payable

        Dividends declared but not paid prior to the date any share of Common Stock entitled to receive such dividend is accepted for exchange will be paid to the shareholder of record on the record date applicable to the dividend. Any share accepted by the Company for exchange prior to such record date will be deemed to be owned by the Company for these purposes, and shall not be entitled to receive any dividend. However, any share tendered by the shareholder prior to the record date applicable to the dividend but not yet accepted by the Company will be deemed to be owned by the tendering shareholder and the shareholder will be entitled to receive any dividend.

Eligibility to Participate in Exchange Offer

        All holders of shares of Common Stock may participate in the Exchange Offer, except that shares of Common Stock allocated to participant accounts pursuant to the ESOP are not eligible to be tendered pursuant to the Exchange Offer.

Minimum Tender Required

        Any shareholder who elects to participate in the Exchange Offer must tender a minimum of 50 shares. Shareholders who own fewer than 50 shares may participate in the Exchange Offer by tendering all, but not less than all, of their shares.

Conditions to Exchange Offer

        The Company may, in its sole discretion, decline to accept any Common Stock in exchange for Subordinated Debentures and may terminate the Exchange Offer as to Common Stock not theretofore accepted at any time if

        o such acceptance or the issuance of the Subordinated Debentures in exchange therefore would violate any terms, conditions or provisions of the Company's Amended and Restated Articles of Incorporation or By-Laws, or which, in the Company's sole discretion, would conflict with or result in a breach of any terms, conditions or provisions of any agreement or instrument to which the Company is now or hereafter becomes a party or by which it is now or hereafter becomes bound, or which would constitute a default;

        o there is a change in the Company's business or financial affairs, including those of any subsidiary, which, in the Company's sole judgment, might impair its ability to proceed with the Exchange Offer or materially impair the expected benefits of the Exchange Offer to the Company;

        o any action or proceeding is instituted or threatened with respect to the Exchange Offer which, in the Company's sole discretion, might materially impair the Company's ability to proceed with the Exchange Offer or might materially impair the expected benefits of the Exchange Offer to the Company;

        o any law, statute, rule or regulation is proposed, adopted or enacted which, in the Company's sole discretion, might materially impair the Company's ability to proceed with the Exchange Offer or might materially impair the expected benefits of the Exchange Offer to the Company;

        o       there has occurred

                - any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority that adversely affects the extension of credit to the Company;

                - a commencement of war, armed hostilities or other similar international calamity directly or indirectly involving the United States;

                -       any  general   suspension   of  trading  in  or  general
                        limitation on prices for securities traded on the national stock exchanges or markets in the United States;

                - or, in the event any of the foregoing exists at the time of commencement of the Exchange Offer, a material acceleration or worsening thereof.

        o the Company has not obtained governmental approval which it believes, in its sole discretion, is necessary for the consummation of the Exchange Offer as contemplated in this Offering Circular; or

        o the acceptance of the shares by the Company in exchange for the Debentures with respect to a particular Shareholder or Shareholders would not be in compliance with the laws of any applicable jurisdiction.

        The foregoing conditions are for the Company's benefit and the Company may assert them or waive them in its sole discretion. If the Company fails to exercise any of the foregoing rights, it shall not be deemed to have waived such right and such right will be deemed an ongoing right which may be asserted at any time.

        The Company reserves the right to amend the Exchange Offer by public announcement, as described above.

Payment of Expenses

        The Company has not retained any dealer, manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. No commission or similar compensation will be paid to any person for soliciting or inducing shareholders to participate in the Exchange Offer.

        The Company will pay the Trustee reasonable and customary fees for its services and will reimburse the Trustee for its reasonable out-of-pocket expenses in connection with the services it performs. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Circular and related documents to the beneficial owners of the Common Stock held of record by such persons and in handling or forwarding tenders and notices for their customers.

Other Company Purchases During Exchange Offer

        During the Exchange Offer, the Company may purchase shares in accordance with the ESOP requirements or if so required pursuant to Section 6.06 of the Amended and Restated Articles of Incorporation at the Appraised Price (defined below) per share in accordance with the terms of such governing documents. The ESOP may also purchase shares in accordance the ESOP documents.

                            COMPARISON OF SECURITIES

        The following summary of the securities to be exchanged does not purport to be complete and is subject to and qualified in its entirety by reference to Indiana law, the Amended and Restated Articles of Incorporation of the Company and the particular terms of the respective instruments to which the securities were issued, all of which are incorporated herein by reference.

Common Stock

        General. The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, par value $1.00 per share. _____________ shares are currently outstanding as of September 1, 2004.

        Right of First Refusal; Put Option. The Company has a right of first refusal which requires shareholders to notify the Company of, and grants to the Company an option to purchase for cash at the Appraised Price, any share of Common Stock which the holder thereof desires to sell. The holder must give notice to the Company of his intent to transfer during a 15-day period from March 1 to March 15 or September 1 to September 15 (each a "Purchase Period"). The Company may exercise its right to buy the shares at the Appraised Price until ten (10) business days following each Purchase Period. If the Company does not exercise its right to purchase within ten (10) business days following the Purchase Period, the shareholder may transfer the shares to anyone else. If the shareholder does not sell the shares to another party within the next 30 days, the shares again become subject to the option entitling the Company to purchase the shares for cash.

        In addition, holders of Common Stock have the right to require the Company to purchase all or any part of their Common Stock (the "Put Option") by giving notice to the Company during the Purchase Period, accompanied by the certificates representing the shares to be sold together with instruments of transfer and other documents evidencing authority to act as the Company reasonably requests. If any shareholder properly exercises this right, the Company must purchase the shares at the Appraised Price for cash within 10 business days.

        Whenever the Company purchases shares pursuant to the above described right of first refusal or Put Option, the purchase price is determined by
Section 6.06(e) of the Amended and Restated Articles of Incorporation. The Articles prescribe that the purchase price shall equal the "Appraised Price" per share. In accordance with the Company's Amended and Restated Articles of Incorporation the Appraised Price (i) during each six-month period beginning on March 1 and ending on August 31 is equal to the fair market value of a share of Common Stock as of the immediately preceding December 31, and (ii) during each six-month period beginning on September 1 and ending on February 28 or 29, as the case may be, is equal to the fair market value of a share of Common Stock as of the immediately preceding June 30, in each case as determined by a nationally recognized financial advisor appointed by the Company's Board of Directors. In lieu of appointing an advisor, the Company may adopt the share value fixed in accordance with the ESOP. Appraised Price is appropriately adjusted to reflect intervening changes in the Company's capitalization resulting from stock splits, stock dividends and the like.

        The Company is not required to purchase shares of Common Stock pursuant to the right of first refusal or the Put Option if (a) the Company does not have legally available funds therefor or payment for such shares would jeopardize the Company's ability to continue as a going concern or to receive an unqualified opinion from the Company's auditors with respect to the Company's financial statements as determined by the Company in good faith in its sole discretion, or
(b) during any Tender Year in which shares are presented for purchase, the Company shall have purchased an aggregate number of shares of Common Stock equal to or exceeding 3% of the number of shares of Common Stock outstanding on the last business day of the preceding Tender Year, or (c) the ESOP is a viable purchaser and agrees to purchase the shares. For purposes of this limitation, shares purchased by the Company under the Put Option and the right of first refusal are included. If either of the above restrictions applies, the Company may return the shares to the tendering shareholder, and the shares may be retendered by the shareholder and purchased by the Company at any subsequent time when the restrictions are not applicable.

        Voting Rights. Each share of Common Stock entitles the holder thereof to one vote at all meetings of the shareholders of the Company. Shareholders do not have cumulative voting rights for the election of directors.

        No Preemptive Rights. The shareholders of the Company have no preemptive rights to subscribe for or purchase any additional issue of shares of the Company of any class, nor any shares purchased or acquired by the Company and not cancelled but held as treasury shares.

        Transfer Agent and Registrar. The Company is the transfer agent and registrar for its Common Stock.

The Subordinated Debentures

        General. The Subordinated Debentures are being issued in fully registered form under a Trust Indenture (the "Indenture") dated as of July 27, 2004, between the Company and The Bank of New York Trust Company, N.A., as Trustee. The Company will provide any shareholder with a copy of the Indenture upon request. Issuance of the Subordinated Debentures pursuant to this Exchange Offer was authorized by the Board of Directors of the Company on July 27, 2004. The Indenture has been qualified under the Trust Indenture Act of 1939. The aggregate principal amount of the Subordinated Debentures authorized under the Indenture is limited to $20,000,000. Debentures will be issued in exchange for shares of Common Stock tendered and accepted for exchange at the termination and closing of the Exchange Offer.

        Principal and Maturity. Principal of each Subordinated Debenture will be paid in full in one lump sum at its maturity. The maturity of each Debenture will be selected by the original Holder, and will be five (5) years, seven (7) years, or ten (10) years from the last day of the month of issuance. No Debenture will mature on any day or a year which is other than the last day of the same month as the month in which the Debenture was issued.

        Interest. Each Subordinated Debenture will bear interest from the date of issuance at either a fixed per annum rate (the "Fixed Rate" as hereafter defined) or a variable per annum rate (the "Variable Rate" as hereafter defined), as selected by the original holder of each particular Debenture. Interest on each Debenture is payable on the last day of each month, commencing on the last day of the month during which the Debenture is issued.

        "Fixed Rate" means the fixed per annum rate of interest on any Debenture, which rate shall equal 5.60% for a Debenture with a five-year term, 6.00% for a Debenture with a seven-year term, and 6.40% for a Debenture with a ten-year term.

        "Variable Rate" means the variable per annum rate of interest on any Debenture, which rate shall equal the lesser of (i) ten percent (10%) or (ii) one percent (1.00%) above the three-month LIBOR (London InterBank Offer Rate). The Variable Rate shall be adjusted quarterly effective as of the first day of each January, April, July and October (each of said days herein referred to as an "Adjustment Date").

        The choice of the original Holder of each Debenture as to the Maturity Date and the manner of computing interest (fixed or variable) is irrevocable and binding on all subsequent Holders of that Debenture.

        Payments. Principal, interest and the redemption price are payable in coin or currency of the United States of America which is at the time of payment legal tender for the payment of public and private debts or by check. Principal, interest and the redemption premium will be paid by check mailed to the address of the Debenture holder entitled thereto as such address appears on the Debenture Register (as defined in the Indenture) or by electronic transfer to an account specified by the Debenture holder in writing, or if no address or account is on record in the Debenture Register, then the principal, interest and any redemption premium will be held by the Trustee or Paying Agent.

        Actions of the Trustee. Upon any application or request by the Company to the Trustee to take any action under any provision of the Indenture, the Company shall furnish to the Trustee a certificate, signed by appropriate officers of the Company and such other persons as may be necessary, stating that all conditions precedent, if any, provided for in the Indenture relating to the proposed action have been complied with and a written opinion of counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of the Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

        Every certificate or opinion with respect to compliance with a condition or covenant provided for in the Indenture shall include:

                (1) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions in the Indenture relating thereto;

                (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

                (3) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

                (4) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

        Restricted Transferability. Without the prior written consent of the Company, the Subordinated Debentures are non-transferable except upon death (by will or the laws of descent and distribution) or by operation of law. In the case of death, the Debenture may be transferred by the person(s) designated by the deceased holder in writing and filed with the Trustee upon satisfactory proof of the death of the holder and compliance with applicable laws governing the release of property of taxing authorities and surrender of the Debenture with endorsement accompanied by such other instruments, including indemnity bonds, as may be requested by the Company or the Trustee of the person(s) succeeding to the decedent's interest in the Debentures. In general, the Company may not impose a service charge for any transfer or exchange of any Subordinated Debenture, but may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any such transfer or exchange.

        Subordination. Subordinated Debentures are subordinate in right of payment to any and all "Senior Debt" of the Company, which includes principal of and premium, if any, and interest (including interest accruing thereon after the commencement of any insolvency, bankruptcy, liquidation, reorganization or similar proceeding whether or not allowed as a claim in such proceeding, if any) on, and fees, costs and expenses, and any other payment due pursuant to the terms of instruments creating or evidencing Indebtedness (as defined below) of the Company outstanding on the date of the Indenture or Indebtedness thereafter created, incurred, assumed or guaranteed by the Company and all renewals, extensions and refundings thereof, unless the instrument creating or evidencing the Indebtedness provides that such Indebtedness is not senior in right of payment to the Debentures. "Indebtedness" means any indebtedness, contingent or otherwise, in respect of borrowed money, or evidenced by bonds, notes, debentures or similar instruments or letters of credit.

        In the case of any insolvency or bankruptcy proceedings, and any receivership, reorganization, readjustment of debt, dissolution, liquidation, winding up, or other similar proceeding, resulting in any distribution of assets of the Company, all obligations of the Company to which the Subordinated Debentures are subordinated shall be entitled to be paid in full before the holders of the Subordinated Debentures are entitled to receive any payment.

        The Indenture gives the holders of Senior Debt the right to demand, sue for, collect and receive payments pursuant to a bankruptcy, reorganization, insolvency, receivership or similar event, file claims, vote such claims and take such other actions, in the name of the holders of Senior Debt or in the name of the holders of the Debentures as they deem necessary or advisable to enforce the subordination provisions of the Indenture. The holders of the Debentures also agree, in such event, to take such action as may be reasonably requested by the holders of Senior Debt to collect the amounts due on the Debentures for the account of the holders of the Senior Debt. Any monies so collected will be retained by the holders of the Senior Debt for application to the Senior Debt until it is paid in full.

        The Indenture does not restrict the Company from incurring indebtedness, including indebtedness to which the Subordinated Debentures would be subordinated, except to the extent that the Indenture requires the Company at all times to maintain a consolidated net worth in an amount at least equal to the principal amount of the Subordinated Debentures and any debentures issued pursuant to the indenture dated as of February 15, 2002 then outstanding. For these purposes, the Company's consolidated net worth is determined by the Company's independent certified public accountants in conformance with generally accepted accounting principles.

        No Security. The Debentures are unsecured debt obligations of the Company. They will not be secured by any security interest, mortgage or pledge of any of the Company's assets.

        Redemption.  Any Debenture which has been  outstanding for at least five
(5) years is subject to redemption at the option of the Company, in whole or in part, and from time to time, on any Interest Payment Date. If less than all the Debentures are to be redeemed, the particular Debentures redeemed shall be selected by the Trustee by such method as it shall deem fair and appropriate.

        Default. Events of Default are defined, in general terms, in the Indenture as being: (a) default in payment of any installment of principal or interest when due and continuing for a period of five days; (b) default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture for 30 days after appropriate written notice to the Company by the Trustee, or to the Company and Trustee by the registered holders of at least 10% in principal amount of the outstanding Subordinated Debentures; and (c) certain events of bankruptcy, insolvency or reorganization of the Company. If an Event of Default shall occur and be continuing, either the Trustee or the registered holders of not less than 25% in principal amount of the then outstanding Subordinated Debentures may declare the principal thereof to be immediately due and payable. The Trustee may, in its discretion, pursue other remedies as well, including judicial proceedings. The holders of a majority in principal amount of the Subordinated Debentures outstanding may rescind and annul any such declaration of acceleration, but only if all defaults have been cured or waived and all payments due (other than those due as a result of acceleration) have been made.

        Within 90 days after the occurrence of any default under the Indenture, the Trustee shall transmit by mail to all Debenture holders notice of such default known to the Trustee, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of or interest on any Debenture, the Trustee shall be protected in withholding such notice if and so long as a committee of trust officers of the Trustee in good faith determines that the withholding of such notice is not opposed to the interests of the Debenture holders; and provided, further, that in the case of any default of the character specified in subsection (b) of the preceding paragraph, no such notice to Debenture holders shall be given until at least 30 days after the occurrence thereof.

        The holders of a majority in principal amount of the outstanding Subordinated Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any power or trust conferred upon the Trustee. The right of a holder of any Subordinated Debenture to institute a proceeding with respect to the Indenture is subject to certain conditions precedent, including notice and indemnity to the Trustee, but the holder of any Subordinated Debenture has an absolute and unconditional right to receive payment of the principal of and interest on such Subordinated Debenture on the respective due dates and to institute suit for the enforcement of any such payment. The holders of not less than a majority in principal amount of the Subordinate Debentures outstanding may on behalf of all the holders waive any past default under the Indenture and its consequences except a default on the payment of principal or interest or a default in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of each holder of an outstanding Subordinated Debenture affected.

        Modifications to Indenture. Without the consent of any Debenture holders, the Company, when authorized by a resolution of its Board of Directors and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, in form satisfactory to the Trustee, for any of the following purposes:

                (1) to evidence the succession of another corporation to the Company, and the assumption by any such successor of the covenants of the Company in the Indenture and the Debentures; or

                (2) to add to the covenants of the Company, for the benefit of the Debenture holders, or to surrender any right or power conferred by the Indenture upon the Company; or

                (3) to cure any ambiguity, to correct or supplement any provision of the Indenture which may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, provided such action shall not materially adversely affect the interests of the Debenture holders; or

                (4) to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect the qualification of the Indenture under the Trust Indenture Act, or under any similar federal statute subsequently enacted, and to add to the Indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding, however, the provisions referred to in
        Section 316(a)(2) of the Trust Indenture Act as in effect at the date as of which the Indenture was executed or any corresponding provision in any similar federal statute subsequently enacted.

        With the consent of the holders of not less than a majority in principal amount to the outstanding Subordinated Debentures, the Company, when authorized by a resolution of its Board of Directors and the Trustee, may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture, or of modifying in any manner the rights of the Debenture holders under the Indenture; provided, however, that no such supplemental indenture shall, without the consent of the holder of each outstanding Subordinated Debenture affected thereby:

                (1) change the due date of or any installment of principal or interest on any Debenture, or reduce the principal amount thereof or the interest thereon, or change the place of payment where, or the coin or currency in which the principal or interest on any Debenture is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date thereof (or, in the case of redemption, on or after the date fixed for redemption, and in the case of declaration, on the respective due date), or

                (2) reduce the percentage in principal amount of the Debentures outstanding necessary to modify the Indenture or to waive compliance with certain provisions of the Indenture or to waive certain defaults and their consequences provided for in the Indenture, or

                (3) modify certain provisions of the Indenture relating to modification thereof or waiver of defaults, except to increase any required percentages or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of each Debenture holder affected thereby.

        Merger,   Consolidation  and  Sale  of  Assets.   The  Company  may  not
consolidate with or merge into any other corporation or convey or transfer substantially all of its assets unless, among other things, the resulting corporation or transferee is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia, and such other corporation or transferee agrees to perform every covenant of the Indenture required to be performed by the Company.

        Satisfaction and Discharge of Indenture. The Indenture shall cease to be of further effect (except as to any transfer or exchange of Debentures therein expressly provided for), and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture, when

                (1) either

                        (A) all Debentures theretofore authenticated and delivered (other than (i) Debentures which have been destroyed, lost or stolen and which have been replaced or paid, and (ii) Debentures for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in the Indenture) have been delivered to the Trustee cancelled or for cancellation; or

                        (B) all such Debentures not theretofore delivered to the
                Trustee cancelled or for cancellation

                                (i) have  become due and  payable at their final
                        maturity, or

                                (ii) will  become due and payable at their final
                        maturity within one (1) year, or

                                (iii) are to be called for redemption within one
                        (1) year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense of the Company,

                and the Company, in the case of (i), (ii) or (iii) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount sufficient to pay and discharge the entire indebtedness on such Debentures not theretofore delivered to the Trustee for cancellation or cancelled, for principal and interest to the date of such deposit (in the case of Debentures which have become due and payable), or to the final maturity, as the case may be;

                (2) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and

                (3) the Company has delivered to the Trustee a certificate of appropriate officers of the Company and such other persons as may be necessary, and an opinion of counsel, each stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with.

The obligations of the Company to the Trustee with respect to payment of its compensation and expenses shall survive the satisfaction and discharge of the Indenture.

                            FEDERAL TAX CONSEQUENCES

        The following is a general description, under applicable law in effect on the date of this Offering Circular as indicated on the cover page, of certain tax consequences of the exchange of Common Stock for Subordinated Debentures pursuant to the Exchange Offer. The Exchange Offer may be a taxable transaction under applicable state, local and other tax laws, which, except as expressly discussed below, are not addressed in this Offering Circular.

Federal Income Tax Consequences

        Interest Payments Taxed as Ordinary Income. Regardless of the tax method used in accounting for the exchange of Debentures, interest payments are taxed as ordinary income in the year the payments are received. For noncorporate taxpayers, this will generally result in a higher tax than the tax on an equivalent amount of dividend paid by the Company on its Common Stock. Dividends received after 2003 and before 2009 are taxed to noncorporate shareholders at the same rates that apply to capital gain (i.e., 15% or 5% if the adjusted net capital gain would otherwise have been taxed at less than 25% if taxed as ordinary income) if they constitute "qualified dividend income." Dividends on the Company's Common Stock will be qualified dividend income unless (a) the stock has been held by the shareholder for 60 days or less during the 120-day period beginning 60 days before the ex-dividend date, (b) the shareholder is under an obligation to make related payments with respect to positions in substantially similar or related property, (c) the shareholder elects to treat such payment as investment income to support an investment interest deduction, or (d) the dividend is paid on employer securities owned by the ESOP which are deductible under Section 404(k) of the Code. Dividends received in 2009 and later years and dividends that are not qualified dividends are taxed at ordinary income rates like interest to the extent the Company has either accumulated earnings and profit on earnings and profits for the current year. Any distribution in excess of earnings and profit is treated as a tax-free return of capital and is applied to reduce the shareholder's basis in the Company's Common Stock. Any remainder after basis is reduced to zero is taxed as capital gain if the Common Stock is a capital asset in the shareholder's hands. Interest is taxed as ordinary income rates regardless of earnings and profits. Interest may be offset by investment interest deduction unlike dividends (unless the election referred to above is made).

        General-Exchange Treated as a Redemption. The exchange of Common Stock for Subordinated Debentures pursuant to the Exchange Offer will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"). The exchange will be treated as a "redemption" under Section 302 of the Code with the following expected federal income tax consequences for shareholders.

        The receipt of Subordinated Debentures by a shareholder in exchange for Common Stock pursuant to the Exchange Offer will be treated as an exchange, not a dividend, upon which gain or loss will be recognized if under Section 302(b) of the Code the exchange satisfies any one of the following three tests: (a) it is "substantially disproportionate" with respect to the shareholder; (b) it is "not essentially equivalent to a dividend" with respect to the shareholder; or
(c) it results in a "complete redemption" of the shareholder's interest in the Company. These three tests are outlined below.

        Installment Sale Treatment. If any of the above three tests is satisfied, with respect to a particular shareholder, installment sale treatment will apply to that shareholder. Under the installment sale method, the shareholder should not recognize gain at the time of the exchange. The principal amount of Debentures is payable in one installment at maturity. That principal payment is the amount the shareholder is deemed to realize in redemption of the shares of Common Stock. The "gross profit," or gain for tax purposes, should be equal to that principal payment less the shareholder's basis in the shares of Common Stock exchanged unless there is an original issue discount as discussed below. The gain will be recognized in the year in which the principal payment is received. If the shares surrendered in the exchange are held as a capital asset

(e.g., for personal investment) for at least one year, the gain recognized will be long-term capital gain. Any loss will be recognized on the date of exchange if the redemption is treated as an exchange rather than a dividend. If the redemption is treated as a dividend, no loss is recognized. If the shareholder's redemption price for the Common Stock is greater than $150,000 and the shareholder makes other installment sales in 2004 in an amount such that the shareholder has installment obligations outstanding at the end of 2004 from such transactions totaling over $5,000,000, the shareholder will be required to pay additional interest in the amount of the deferred tax attributable to such installment obligations at the rate payable on federal tax underpayments.

        Example of Installment Sale Treatment. Assume a shareholder exchanges 200 shares for Debentures. The shares are held for personal investment and have been held for at least one year. The shareholder originally paid $50 per share exchanged, and therefore has total basis of $10,000. The shareholder elects to receive a Debenture with a term of 10 years. At the exchange price of $_____ per share, the Debenture principal amount will be $______________ ($___ per share times 200 shares). The shareholder will receive one principal payment of $_____________ in the year 2014. The shareholder should recognize long-term capital gain in 2014 in the amount of $________ (the principal payment less basis).

        Basis. Each shareholder's basis is generally the amount the shareholder paid for the stock surrendered in the exchange less any dividends which represent a tax-free return of capital. That is the amount the shareholder is deemed to have invested in those shares for income tax purposes.

        Alternative Treatment of Exchange as a Dividend. If, on the other hand, none of the three tests under Section 302(b) is satisfied, then assuming the Company has sufficient earnings and profits, a shareholder will be treated upon exchange as having received a dividend taxable as ordinary income in an amount equal to the issue price of Subordinated Debentures received, without regard to gain or loss, if any, on the exchange. No assurance can be given that any of the three tests under Section 302(b) will be satisfied as to any particular shareholder, and thus no assurance can be given that any particular shareholder will not be treated as having received a dividend taxable as ordinary income. A corporate shareholder that is treated as receiving such a dividend may be subject to the rules for "extraordinary dividends."

        Constructive Ownership of Shares of Common Stock. In determining whether any of the tests under Section 302(b) of the Code is satisfied, a shareholder generally must take into account not only Common Stock actually owned by such shareholder, but also Common Stock that is constructively owned within the meaning of Section 318 of the Code. Under Section 318, a shareholder may constructively own Common Stock actually owned, and in some cases constructively owned, by certain related individuals and certain entities and estates in which the shareholder has an interest, as well as certain Common Stock subject to an option to purchase that Common Stock.

        Substantially Disproportionate Test. The "substantially disproportionate" test under Section 302(b) will be met with respect to a shareholder if the percentage of the then outstanding Common Stock actually and constructively owned by the shareholder immediately following the exchange is less than 80% of the percentage of the outstanding Common Stock actually and constructively owned by the shareholder immediately before the exchange. Finally, immediately after the exchange, the shareholder must own less than 50% of the total Common Stock.

        Not  Essentially  Equivalent  to a  Dividend  Test.  If the  receipt  of
Subordinated Debentures by a shareholder fails to satisfy the "substantially disproportionate" test, the shareholder may nevertheless satisfy the "not essentially equivalent to a dividend" test. Whether the receipt of Subordinated Debentures by a shareholder will be "not essentially equivalent to a dividend" depends on the facts and circumstances surrounding the particular shareholder, but in any case must result in a "meaningful reduction" in the shareholder's proportionate interest in the Company. Proportionate interest includes all the rights and restrictions which accompany stock ownership. Whether a particular shareholder's tender results in a "meaningful reduction" will depend on how significant a percentage of such shareholder's shares are tendered and how many total shares are tendered by other shareholders, taking into account the constructive ownership rules described above.

        Complete Redemption Test. The third test, the "complete redemption" test, will be met with respect to a shareholder if either (a) all the stock of the Company actually and constructively owned by the shareholder is exchanged pursuant to the Exchange Offer and the shareholder owns no other stock of the Company either actually or constructively, or (b) all the Company stock actually owned by the shareholder is exchanged, the shareholder is eligible to waive and effectively waives constructive ownership through family attribution rules under procedures described in Section 302 of the Code, and, the shareholder does not actually or otherwise constructively own any other shares of the Company.

        Contemporaneous Sales. Each shareholder should be aware that, under certain circumstances, sales of Common Stock contemporaneously with exchanges pursuant to the Exchange Offer may be taken into account in determining whether any of the tests under Section 302 of the Code described above are satisfied.

        Electing Out of Installment Sale Tax Treatment. Any shareholder may affirmatively elect out of installment sale treatment. If a shareholder elects out of installment sale treatment, the shareholder will generally recognize gain in 2004 equal to the principal amount of the Debentures received, less the basis in the shares surrendered in exchange. If the shares are a capital asset held for at least one year, the gain should be long-term capital gain. Because the shareholder opting out of installment treatment will generally recognize gain in the current year, but will not receive a principal payment until maturity, most shareholders who are eligible for installment sale treatment will prefer not to opt out of that treatment. The tax consequences of electing out of installment treatment may vary depending on individual circumstances, such as the taxpayer's method of accounting.

        Special Rules for Common Stock Received Through Employee Benefit Plans. The discussion set forth above may not apply to Common Stock acquired pursuant to the exercise of employee stock options or to Common Stock received as compensation or purchased pursuant to employee benefit plans. The tax treatment applicable to exchanges of such stock will depend on the circumstances surrounding the particular employee plan and the particular shareholder. Therefore, any shareholder holding such stock is urged to consult his or her own tax advisor regarding the tax consequences of exchanging such stock.

        Original Issue Discount. It is possible that the Subordinated Debentures will be issued with "original issue discount" which would be included in the gross income of the holders. Original issue discount will apply if the stated interest rate on the Subordinated Debentures is lower than the Applicable Federal Rate (AFR) applicable to the Subordinated Debentures at the time of issuance or interest rate reset, as the case may be.

        It is unlikely that original issue discount will apply to fixed rate Debentures. The interest rates that will apply to 5, 7 and 10-year fixed rate Debentures are presently more than 1% higher than the relevant AFRs for August, 2004.

        It is also unlikely that original issue discount will apply initially with respect to variable rate debentures. The AFR that would apply to the variable rate debentures (2.24%) currently is less than the initial interest rate that they would have borne if issued on September 1, 2004 (2.69%). Interest on the variable rate debentures will adjust quarterly, however, so it is possible that the AFR at a future adjustment date could exceed the adjusted rate on the variable rate debentures, giving rise to original issue discount.

        The AFR is published monthly by the Internal Revenue Service in the Internal Revenue Bulletin. The Bulletin can be accessed on the IRS website, www.irs.gov.

        Original issue discount with respect to the Subordinated Debentures will equal the excess, if any, of (a) their principal amount due at maturity over (b) their "issue price." The issue price is determined by discounting the total future principal and interest payments to be made on the Subordinated Debentures back to the issue date (or the interest reset date in the case of a variable rate debenture), using a discount rate equal to the AFR, compounded on a constant yield basis.

        If there is original issue discount with respect to the Subordinated Debentures, the amount required to be included in the income of a holder of a Subordinated Debenture in a taxable year will be determined by allocating to each day during such taxable year in which he holds the Subordinated Debenture a prescribed pro rata portion of the original issue discount. A subsequent purchaser of a Subordinated Debenture may be entitled to an adjustment in the amount required to be included in his income, depending on the price paid by such purchaser and the amount of original issue discount includible in the prior holders' income as of the time of acquisition.

        Tax Effects Upon Transfer. The Debentures cannot be transferred without the Company's consent. In the event of a transfer with the Company's consent, the following should apply. If the shareholder sells the Debentures prior to maturity, he will recognize gain in the year of sale equal to the value received upon transfer less the amount of the basis in the shares surrendered in exchange. If a shareholder gives the Debentures to a charity or a relative, he will recognize gain in the year of the gift based on the value of the Debentures given less the basis in the shares surrendered in exchange. Certain estate planning transfers (such as a transfer to a revocable living trust) would not be deemed a completed gift and, therefore, would not have this effect. If the shares are a capital asset held for at least a year, the gain recognized on transfer should be a long-term capital gain.

        Back-up Withholding. Failure of a tendering shareholder to provide his taxpayer identification number on Substitute Form W-9 included in the accompanying Letter of Transmittal may result in 28% backup withholding and delay in the delivery of Subordinated Debentures to such tendering shareholder.

        Tax Effects on the Company. The Company will deduct interest on the Subordinated Debentures in computing its federal income tax liability.

        Shareholders who are in a special category for tax purposes, such as non-resident aliens, foreign corporations and employees tendering common stock received under compensation plans of the Company should consult their own tax advisors as to the consequences of the Exchange Offer to them.

                                     EXPERTS

        Certain legal matters with respect to the Subordinated Debentures offered hereby will be passed upon for the Company by Barnes & Thornburg, One North Wacker, Suite 4400, Chicago, Illinois 60606.

        No agent or officer of the Company or any other person has been authorized to give any information or to make any representations, other than those contained in this Offering Circular, in connection with the offer made herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person.

        Neither the delivery of this Offering Circular nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein.

        This Offering Circular does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or buy, any securities other than the securities covered by this Offering Circular, or any such offer or solicitation of the securities offered hereby in any state or other jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. In any state or other jurisdiction where it is required that the securities offered by this Offering Circular be qualified or registered for offering in such state or jurisdiction, no offer is hereby made to, and tenders will not be accepted from, residents of any such state or jurisdiction unless and until such requirements have been satisfied.